UNITED STATES

                        SECURITIES AND EXCHANGE COMMISION

                             Washington, B.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 21, 2003

                               Patriot Gold Corp.

             (Exact name of registrant as specified in its charter)

           Nevada                       000-32919               86-0947048
(State or other jurisdiction           (Commission             (IRS Employer
      of incorporation)                File Number)          Identification No.)


                               102 Donaghy Avenue

                      North Vancouver, B.C., Canada V7P 2L5

                    (Address of principal executive offices)

                                  604-925-5257

              (Registrant's telephone number, including area code)

                                 Not Applicable

         (Former name or former address, if changed since last report.)


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Item 5. Other Events and Regulation FD Disclosure.

          On July 21, 2003, the directors of Patriot Gold Corp. voted to appoint to the board of directors and as the President, Chief Executive and Financial Officer and Secretary of the company, Mr. Ronald Blomkamp of West Vancouver, B.C. On this same day, Mr. Blomkamp accepted the aforementioned position.

          On July 21, 2003, Patriot Gold Corp. accepted a letter of resignation from the board of directors and as an officer of the company from Mr. Bruce Johnstone. The resignation was offered for personal reasons and not for any disagreement with management of the company or its policies. Both the resigning director and the company part ways on good terms and with no outstanding issues, and the company expresses its appreciation for Mr. Johnstone's contribution.

          On July 25, 2003, Patriot Gold Corp. closed a private placement for 350,000 units at $1.05 per unit. Each unit consists of one common share of the company and four non-transferable share purchase warrants. Each warrant entitles the subscriber to purchase one common share of the company for a period of three years at a price of $1.40, $1.45, $1.50, and $1.55, respectively. The warrants are exercisable commencing October 25, 2003. The private placement was fully subscribed to by three non-U.S. persons.


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          SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       Patriot Gold Corp.

                                                          (Registrant)

                                                     /s/ Ronald Blomkamp
                                                By: ____________________________

                                                    Ronald Blomkamp, President

Date:  July 25, 2003